Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE

CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE

SOME OR ALL OF YOUR ELIGIBLE AWARDS

ECHELON CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK APPRECIATION RIGHTS FOR NEW STOCK APPRECIATION RIGHTS

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for New Stock Appreciation Rights (the “Offer to Exchange”); (2) the cover e-mail from M. Kenneth Oshman, dated November 19, 2008; (3) an election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Echelon’s offer to exchange some or all of your eligible awards. You should submit this form only if you now wish to change that election and REJECT Echelon’s offer to exchange some or all of your eligible awards.

To withdraw your election to exchange some or all of your eligible awards, you must sign, date and deliver the completed and attached withdrawal form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery by 9:00 p.m., Pacific Time, on December 17, 2008 (unless we extend the offer) to:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible awards, you will not receive any new stock appreciations rights (“new SARs”) pursuant to the offer in replacement for the withdrawn awards. You will keep all of the awards that you withdraw. These awards will continue to be governed by the 1997 Stock Plan, and by the existing award agreements between you and Echelon.

You may change this withdrawal, and again elect to exchange some or all of your eligible awards by submitting a new election form to Marsha Larsen, by 9:00 p.m., Pacific Time, on December 17, 2008 (unless we extend the offer).

Please check the appropriate box:

☐    I wish to withdraw my election to exchange and instead REJECT the offer to exchange all of my awards. I do not wish to exchange any awards.

OR

☐    I wish to withdraw my election to exchange awards as to my eligible awards listed below (please list). Any awards previously elected to be exchanged by me but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed awards:

Award Type	Award Grant Number	Grant Date
(Option or Stock Appreciation Right)

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO MARSHA LARSEN NO LATER THAN 9:00 P.M., PACIFIC TIME, ON

DECEMBER 17, 2008.

ECHELON CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS AND

STOCK APPRECIATION RIGHTS FOR NEW STOCK APPRECIATION RIGHTS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and signed copy of this withdrawal form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 9:00 p.m., Pacific Time, on December 17, 2008 (referred to as the expiration date) by:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

If Echelon extends the offer, the completed withdrawal form must be received by Marsha Larsen by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Echelon. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within four (4) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by December 17, 2008. Only responses that are complete, signed and actually received by the deadline will be accepted. Responses must be submitted by facsimile, e-mail or hand delivery. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered awards from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible awards until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible awards withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those awards before the expiration date. Tenders to re-elect to exchange eligible awards may be made at any time before the expiration date. If Echelon extends the offer beyond that time, you may re-tender your eligible awards at any time until the extended expiration date of the offer.

To re-elect to tender the withdrawn eligible awards, you must deliver a later dated and signed election form with the required information via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 9:00 p.m., Pacific Time, on December 17, 2008, to:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

Your awards will be deemed not properly tendered for purposes of the offer unless the withdrawn awards are properly re-tendered for exchange before the expiration date by delivery of a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. Because any prior election form will be disregarded, your new election form must list all eligible awards you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal form received by us prior to the expiration date.

Although we intend to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible awards.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible awards, the signature must correspond with the name as written on the face of the award agreement or agreements to which the awards are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your award agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Echelon of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to any of the following:

Kathleen B. Bloch Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5382	Mike Marszewski Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5230	Marcia Pugsley Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5213

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No withdrawal of awards will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form together with all other required documents must be received by Marsha Larsen by facsimile, e-mail or hand delivery, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the cover e-mail from M. Kenneth Oshman, dated November 19, 2008, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – L of the Offer to Exchange for important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

8.	Data Privacy.

To administer this offer, we must collect, use and transfer certain information regarding you and your eligible awards, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Echelon or its subsidiaries, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to implement, administer and manage the program;

•	you can request from us a list with the names and addresses of any potential recipients;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an award holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.